SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549




                               FORM 8-K



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):  May 15, 1997




             CARLYLE REAL ESTATE LIMITED PARTNERSHIP - IX
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)




     Illinois                   0-9484                  36-2875190
-------------------         --------------         --------------------
(State or other)              (Commission          (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization



         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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                        WRIGHT-CARLYLE PARTNERS

                        Los Angeles, California
                        -----------------------


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. Carlyle Real Estate Limited Partnership-IX (the "Partnership") was a partner in the Wright-Carlyle Partners joint venture (the "Venture") with an unaffiliated venture partner, Medical Office Buildings, Ltd. (the "Venture Partner"). The venture owned a leasehold interest in an approximately 331,000 square foot medical office building and related improvements in Los Angeles, California known as the Cedars-Sinai Medical Office Building (the "Property"). In March 1997, the Partnership notified the Venture Partner that it had entered into a binding purchase agreement (subject only to the venture partner's right of first opportunity) with an unaffiliated third party to sell the Property. This triggered a 30-day election period whereby the Venture Partner had the right to exercise or waive its right of first opportunity. Pursuant to the venture agreement, if the Venture Partner elected to exercise its right of first opportunity, the Venture Partner would then have 120 days after making such an election to close such sale. The purchase price of the Partnership's interest would be such as would produce for the Partnership the same consideration as the sale to the unaffiliated third party. In April 1997, the Venture Partner informed the Partnership that it was exercising its right of first opportunity to purchase the Partnership's interest in the Venture. The Partnership and the Venture Partner entered into a purchase agreement and, on May 15, 1997, the Partnership sold its interest to the Venture Partner. At the time of sale, the East Tower of the Property was approximately 95% occupied and the West Tower was 93% occupied. The purchase price, after costs of sale and prorations, of the interest was approximately $6,600,000. The Partnership received approximately $6,436,000 in cash at closing. As a result of this transaction, the Partnership expects to recognize a gain of approximately $35,700,000 for financial reporting purposes and approximately $37,700,000 for Federal income tax purposes in 1997.

     The Partnership Agreement provides that the General Partners shall receive a disposition fee plus an amount equal to 15% of the sale or refinancing proceeds (net after expenses and related working capital) and the Limited Partners shall receive 85%. However, the disposition fee and the distributions to the General Partners are subject to the Limited Partner's receipt of (i) an amount from sale or refinancing proceeds equal to the Limited Partners' capital investment in the Partnership, and (ii) cumulative cash distributions from net cash receipts (plus any cumulative distributions of sale or refinancing proceeds in excess of the Limited Partners' capital investment) equal to a 6% annual return on their average capital investment (capital investment reduced by sale or refinancing proceeds previously distributed) for each year beginning with the third fiscal quarter of 1980. The Limited Partners have received cash distributions at least equal to their investment plus a 6% annual return on such investment. Therefore, the General Partners are expected to receive a disposition fee of approximately $1,005,000 related to the sale and the remaining proceeds are expected to be divided in the ratio discussed above.

     The Partnership's interest in the Venture was its only remaining investment and due to its sale, the Partnership intends to wind up its affairs and liquidate by year end. The Partnership will distribute its remaining cash after payment of expenses and liabilities. It is currently expected that a final liquidating distribution in excess of $100 per Limited Partnership Interest will be made in connection with the liquidation and termination of the Partnership. However, this is an estimate only and the final liquidating distribution to the Limited Partners, which will depend on, among other things, amounts needed to pay or provide for the Partnership's remaining expenses and liabilities, may vary from such estimate.

ITEM 7. FINANCIAL STATEMENT AND EXHIBITS

        (a) Financial Statements  -  Not Applicable.

        (b) Pro Forma Financial Information
                 As a result of the sale of the Partnership's interest in the Venture, there will be no further income, mortgage and other interest, property operating expenses or amortization ofdeferred expenses or venture partner's share of venture operations which for the Partnership's most recent fiscal year (the year ended December 31, 1996) were approximately $15,141,000, $8,365,000, $5,614,000, $271,000 and $446,000, respectively, and for the three months ended March 31, 1997 were approximately $3,989,000, $2,175,000, $1,584,000, $93,000 and $69,000, respectively. Such operating results reflect the classification of the Property as held for sale or disposition as of January 1, 1996 and therefore not subject to continued depreciation as of such date. Additionally, there will be no further assets and liabilities related to the Venture, which at March 31, 1997 consisted of building and improvements held for sale or disposition of approximately $18,011,000, venture partner's deficit in venture of approximately $33,410,000, deferred expenses and other long-term assets of approximately $1,800,000, cash and other current assets of approximately $1,847,000, current portion of long-term debt of approximately $82,298,000, other current liabilities of approximately $1,251,000, and tenant security deposits of approximately $542,000. As discussed in item 2 above, the Partnership's interest in the Venture was its only remaining investment and due to its sale the Partnership intends to wind up its affairs and liquidate by year end.

        (c) Exhibits.
            1. Purchase Agreement dated April 28, 1997 between Carlyle Real Estate Limited Partnership - IX and Medical Office Buildings Ltd. related to the sale of the Partnership's interest in Wright-Carlyle Partners is hereby incorporated herein by reference to the Partnership's Report for March 31, 1997 on Form 10-Q (File No. 0-9484) dated May 9, 1997.







                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                      CARLYLE REAL ESTATE LIMITED PARTNERSHIP - IX

                      BY:   JMB Realty Corporation
                            (Corporate General Partner)



                            By:  GAILEN J. HULL
                                 Gailen J. Hull
                                 Senior Vice President













Dated:  May 28, 1997